Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated January 15, 2003 (except for Note 15, as to which the date is February 19, 2003) accompanying the consolidated financial statements of Lakeland Bancorp, Inc. and its subsidiaries appearing in the 2002 Annual Report of the Company to its shareholders and included in the Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this Pre-Effective Amendment No. 1 of the Registration Statement (File No. 333-105503) and Proxy/Prospectus. We consent to the incorporation by reference in the Registration Statement and Proxy/Prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

Philadelphia, Pennsylvania

June 24, 2003